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                                  EXHIBIT 99.1

                      PRESS RELEASE, DATED AUGUST 30, 1999
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             PRESS RELEASE RE: TENDER OFFER AND CONSENT SOLICITATION

FOR IMMEDIATE RELEASE                     CONTACT:          Edon Smith
August 31, 1999                                             InterMedia Partners
                                                            (415) 616-4600

         SAN FRANCISCO, California - InterMedia Capital Partners IV, L.P. ("InterMedia") today announced that it and its wholly-owned subsidiary, InterMedia Partners IV Capital Corp. (together with InterMedia, the "Offerors"), have commenced a cash tender offer and consent solicitation relating to their $204,400,000 outstanding principal amount of 11 1/4% Senior Notes due 2006 (the "Offer"). The terms and conditions of the Offer are set forth in the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

         The Total Consideration for each $1,000 principal amount of Notes tendered pursuant to the Offer and for which a valid Consent is delivered at or prior to the Consent Time (as defined below) shall be equal to the present value of the earliest redemption amount (i.e., $1,056.25 per $1,000 principal amount of Notes) and the semi-annual interest payments that would have been payable after the Payment Date (as defined below) for the Offer to and including the earliest redemption date of August 1, 2001 at a yield equal to the sum of (x) the yield on the 5 1/2% US Treasury Note due 7/31/01 (the "Reference Treasury Security") as calculated by the Dealer Managers and Solicitation Agents for the Offer in accordance with standard market practice, based on the bid price for such Reference Treasury Security as of the second business day immediately preceding the business day on which the Offer Expiration Time (as defined below) occurs and (y) 50 basis points less accrued and unpaid interest on the Notes to, but not including, the date on which the Offerors pay for the Notes pursuant to the Offer (the "Payment Date"). In addition, accrued and unpaid interest will be paid on the Notes to, but not including, the Payment Date.

         The Total Consideration includes a Consent Payment of $30.00 per $1,000 principal amount of Notes. The Consent Payment, however, will only be paid to holders of Notes who tender their Notes and deliver their Consents prior to the consent deadline, which is 12:00 midnight, New York City time, on September 14, 1999, unless extended (the "Consent Time").

         In conjunction with the Offer, consents to certain proposed amendments to the Indenture governing the Notes are being solicited. These amendments would eliminate substantially all of the restrictive covenants in the Indenture, other than covenants to pay principal and interest on the Notes, and certain events of default. Adoption of the proposed amendments requires the consent of holders of at least a majority in aggregate principal


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amount of the outstanding Notes (the "Requisite Consents"). To validly tender
Notes, holders must also deliver consents to the proposed amendments; and to validly deliver a consent to the proposed amendments, holders must also tender the related Notes.

         The Offer is being made by the Offerors in connection with agreements (the "Charter Transaction Agreements") entered into by InterMedia and certain of its affiliates and partners, on April 20, 1999, that provide for (i) the sale and exchange by InterMedia of certain cable systems and the sale of the stock of a subsidiary of InterMedia that owns cable systems to affiliates of Charter Communications, Inc. and (ii) the payment of distributions to the partners of InterMedia, other than those partners that are affiliates of AT&T Broadband & Internet Services, in redemption of their partnership interests in InterMedia.

         The Offer will expire at 12:00 midnight, New York City time, on September 28, 1999, unless extended (the "Offer Expiration Time"). Closing of the Offer is subject to receipt of the Requisite Consents, the Offerors' being satisfied that all conditions to the closing of the transactions contemplated by the Charter Transaction Agreements have been or will be satisfied or waived, and certain other conditions.

         TD Securities (USA) Inc. and Banc of America Securities LLC are acting as the Dealer Managers and Solicitation Agents for the Offer. The Depositary for the Offer is The Bank of New York.

         Additional information concerning the terms of the Offer may be obtained from TD Securities (USA) Inc. at 212-827-7669 (Attention: Ervil G. Spencer) and Banc of America Securities LLC at 888-292-0070 (Attention:
Liability Management Group). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained by contacting Beacon Hill Partners, Inc., the Information Agent, at 800-755-5001.

         InterMedia currently operates cable systems serving over 600,000 customers located in the southeastern United States. InterMedia is a leader in the cable industry in the deployment of advanced cable communications services, high-speed internet access and entertainment services.

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